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                                                                   EXHIBIT 10.11


                                 August 14, 2000



Contango Oil & Gas Company
ATTN:  Mr. Ken Peak
3700 Buffalo Speedway, Suite 960
Houston, TX  77098



         RE: AGREEMENT DATED EFFECTIVE SEPTEMBER 1, 1999, BY AND BETWEEN CONTANGO OIL & GAS COMPANY AND JUNEAU EXPLORATION, L.L.C.
              (THE "AGREEMENT," WITH ALL CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN BEING AS DEFINED IN SUCH AGREEMENT)



Gentlemen:

The purpose of this letter is to formally amend and modify certain terms and conditions of the subject Agreement as hereinafter set forth.

As of the Effective Date of the Agreement, the Agreement shall be amended as follows:

1. All existing references to "Juneau Exploration, L.L.C." shall be amended to "Juneau Exploration Company, LLC."

2. SECTION 1.5 OVERHEAD AND OTHER COSTS. "Allocable Seismic Costs" shall be redefined as "that portion of the seismic costs incurred by JEX in the acquisition and interpretation of seismic data allocated to such Prospect in a manner determined by JEX, which shall include, but not be limited to, the cost and expense of the seismic data (including reproduction charges for seismic tape deliveries), synthetic seismograms, digital logs used for synthetic seismograms and third party charges for seismic modeling and reprocessing."

Effective as of August 1, 2000 ("Revised Effective Date"), the Agreement shall be amended as follows:

1. SECTION 2.2 OVERRIDING ROYALTY INTEREST shall be deleted in its entirety and replaced with, "Upon commencement of operations for the drilling of the initial well drilled pursuant to this Agreement on each Prospect in which Contango has elected or is obligated to participate, JEX shall be entitled to an assignment or reservation of an overriding royalty interest equal to 3-1/3% of Contango's working interest in each Prospect, which overriding royalty interest shall be inclusive of and shall bear the sum of any and all other overriding royalty interests burdening Contango's interest in such Prospect that were conveyed, or required to be conveyed, to other persons or entities who were employed by JEX, or engaged as consultants to JEX, to assist in JEX's generation, screening, sourcing and/or acquisition of such Prospect (the "JEX ORRI"). An example calculation of the JEX ORRI is set forth on Schedule 2.2 attached hereto."


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Amendment to Contango Agreement
August 14, 2000
Page Two


2. SECTION 2.3 BACK-IN AFTER PROGRAM PAYOUT shall be deleted in its entirety and replaced with, "Section 2.3 BACK-IN AFTER PROSPECT PAYOUT. The term "Prospect Payout" as used herein shall mean, with regard to each Prospect, 9:00 a.m. on the first day of the calendar month following the calendar month during which Contango's share of all revenues from the sale of oil, gas and other minerals produced from a Prospect, net of Contango's share of (i) all royalties, overriding royalties (including the JEX ORRI) and other similar lease burdens,
         (ii) severance taxes, production taxes, excise taxes and other similar taxes levied on or measured by such production and (iii) lease operating expenses attributable to such Prospect first equals or exceeds Contango's share of all CAPEX expended for the origination and acquisition of such Prospect and the conduct of exploration, development and production operations thereon. At Prospect Payout, JEX shall be entitled to an assignment or automatic reversion of an undivided twenty-five percent (25%) of Contango's working interest in the Prospect (the "JEX Back-in"). Contango shall maintain books and records tracking the status of Prospect Payout with respect to each Prospect and shall issue quarterly statements to JEX regarding the status of Prospect Payout for each Prospect. Simultaneous with JEX's assignment to Contango of Contango's interest in each Prospect, both parties shall execute a mutually acceptable form of memorandum of agreement and record same in the appropriate records of any parish or county within which the Prospect is located (or in the nearest adjacent parish or county in the case of oil and gas leases in the Outer Continental Shelf) to give public notice of the JEX Back-in."

3. SECTION 2.5 OPTIONS and SECTION 2.6 ADJUSTMENT OF OPTION SHARES AND EXERCISE PRICE shall both be deleted in their entirety.

4. SECTION 4.1 TERM shall be deleted in its entirety and replaced with, "This Agreement shall commence on the date hereof (the "Effective Date") and shall remain in effect until terminated by (a) Contango upon thirty (30) day's prior written notice to JEX or (b) JEX upon one hundred eighty (180) day's prior written notice to Contango, unless Contango is in default under this Agreement in which case the notice period shall be thirty (30) days; provided, however, that this Agreement shall remain in effect with respect to any transaction(s) entered into prior to the effective date of the termination until both Parties have fulfilled their obligations with respect to such transaction(s)."

5. Add SECTION 4.12 FINAL PROGRAM PAYOUT PROPERTIES. Contango and JEX agree that only those Prospects set forth on Schedule 4.12 attached hereto ("Final Program Payout Properties") shall be included in Program Payout under the terms of this Agreement, and no additional Prospects shall ever be added thereto."

The parties hereby agree that (i) the above stated modifications and revisions ("Revisions") will apply to any and all future wells drilled under the Agreement, as amended, and (ii) such Revisions will likewise govern any and all future wells drilled pursuant to that certain Exploration and Operations Agreement dated March 21, 2000, by and between Mestena, Inc. and Juneau Exploration Company, LLC ("Mestena Agreement"), beginning with the Guilita No.
3. Well; provided, however, notwithstanding the foregoing, it is understood and agreed that Lease "1" #67, Guilita #1, Guilita #2 and Cepres #1 wells, being the obligatory wells under Phase I of the Mestena Agreement, shall in no way be affected or governed by such Revisions.


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Amendment to Contango Agreement
August 14, 2000
Page Three


Except as expressly modified by this letter, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

If you accept and agree to the terms of this letter, please sign in the space provided below and return one (1) original to the undersigned at your earliest opportunity.

Very truly yours,

/s/  LINDA G. FERSZT

Linda G. Ferszt
Vice President - Land


Cc:  Mr. John B. Juneau


AGREED TO AND ACCEPTED
this 18 th day of August, 2000.

CONTANGO OIL & GAS COMPANY


BY:  /s/ KENNETH R. PEAK
    -------------------------------
         Kenneth R. Peak
         President


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                                  SCHEDULE 4.12

                         FINAL PROGRAM PAYOUT PROPERTIES





                           Buena Vista Hills, LLC, CA

                       Eugune Island Block 28, Offshore LA

                       Brazos Area Block 436, Offshore TX

              Dominion Acquisition, Colorado & Wharton Counties, TX

           Point Six, Point Five & Weanie Prospects, Goliad County, TX

                         Needville, Fort Bend County, TX

          Mestena Ranch, Phase I only (Lse "1" #67, Guilita #1 & #2 and
                  Cepres #1 Wells), Jim Hogg & Brooks Cos., TX